Exhibit 99.1

To our shareholders, customers and partners

In starting this year’s letter, I took a few moments to reflect on how Pixelworks has matured and what has taken us to a $140 million company in only seven years, as well as what will carry us to success into the future.   It was enlightening to take a step back from my day-to-day responsibilities and look at the world-class company that we have built.

Pixelworks is a new breed of company that truly operates without borders. I believe this will be the model for companies in the new millennium.  We have optimized our culture and operations to take advantage of a dynamic new style of business fueled by technology and free trade in which people, products and ideas flow freely around our planet.  We leverage the strengths of every country and every culture where we do business to create a dynamic, flexible, aggressive engine of growth that can quickly take advantage of business opportunities around the world.

We now have more than 250 Pixelworkers worldwide with offices in Oregon, California, Canada, Taiwan, China, Japan and Korea.  Due to our geographic diversity, we operate virtually 24 hours a day, 7 days a week.  Pixelworks rarely ever sleeps or takes a day off.

In 2003 our business grew across the board. We finished the year with another record revenue quarter, giving us a string of seven consecutive quarters of record revenue.  For the year, revenue of $140.9 million increased 37 percent over $102.6 million in 2002, led by very strong growth in advanced TV business, which grew 127 percent.  Projector and LCD monitor business also grew in 2003, with projector revenue increasing 27 percent over 2002 and LCD monitor revenue increasing 6 percent.

On the bottom line, we had a small GAAP net loss of $530,000, or one cent per share, which was significantly improved over the net loss of $20.9 million, or 48 cents per share in 2002.  We ended the year on a particularly strong note, delivering record GAAP net income of $2.9 million, or 6 cents per share, in the fourth quarter.  In 2003 our total chip shipments grew to almost 9 million compared to just over 5 million for 2002.

We have had terrific performance and I am extremely pleased with all of the Pixelworkers around the world that have made this possible.  However, even given this exceptional performance, I can say that I have never been more excited about our products and markets, since co-founding the company in 1997.

Riding the Waves

It has been my experience that the real value created in growing a technology company is in identifying the “market waves” and then developing the products and the management team necessary to ride these market waves.  Pixelworks has been successful because we have focused on finding market waves and then have developed products and management to enable us to take full advantage of those waves.

Let’s look at our business as a series of these waves:

Projectors – The First Swells

We founded the company in 1997 with the knowledge that multimedia projectors were a rapidly growing market and that there was an opportunity for a company to dramatically improve the performance while reducing the cost of the system electronics.  We launched the company at a time when the total available projector market in 1997 was approximately 500,000 units annually.

Our little ripple in 1997 has grown into some powerful swells.  Even including the difficult years of 2001 and 2002 the projector industry has grown every year at a compound annual growth rate of 30 percent since 1997.  Pacific Media Associates, a leading projector industry analyst, estimates that approximately 2.5 million projectors were sold in 2003, representing approximately 35 percent growth over 2002. Recent projections from industry analysts estimate that approximately 3.3 million projectors will be sold in 2004, up 35 percent over 2003.

Driving the recent actual and forecasted growth is the introduction of sub-$1,000 projectors for both corporate and home use.  We are proud to partner with the world’s leading projector manufacturers to help drive the prices of their projectors to new thresholds of affordability. The superior performance of Pixelworks image processing chips has allowed our customers to use low-cost, low-resolution optical engines without sacrificing image quality, thereby eliminating in many cases, hundreds of dollars from the average cost of a projector.

Shipping chipsets instead of a single ImageProcessor IC has been key to our projector revenue growth. These companion chips include video processing chips and “front-end” chips that include analog to digital converter ICs, video decoders and deinterlacers.  For the year, our projector revenue was up 27 percent.

We are excited to play an important role in the continuing growth of the projector industry and we intend to keep pushing the technological boundaries of projector chips in order to drive lower costs and improve the user experience for the projector industry.  We believe we are well positioned to continue to be the leading supplier of projector chips.

Monitors – The Big Breakers

The monitor market has been very large,  growing from 4.5 million units in 1999 to 49.1 million units in 2003.  The products required in this segment have become increasingly simple, therefore lowering barriers to entry.  The result has been a highly competitive environment with many new entrants.  Given the highly competitive environment in supplying LCD monitor chips, our strategy has been and will continue to be to focus our resources on the segments within the LCD monitor space where we can compete profitably.  Our focus is on high-resolution monitors and future developments of what we call our Smart Timing Controller product line which reduce costs and improve an LCD panel’s performance.

Our programmable Smart Timing Controller, developed for the Smart Panel monitor that we pioneered with Samsung and Sharp, has the potential to be a great product on its own.  Because our Timing Controllers are “Smart” we can add features to an LCD panel, improve performance and reduce cost.  Another benefit of the Smart Timing Controller is that it actually broadens our potential market beyond monitors to include televisions and even the possibility of notebook computers.

The high end of the monitor business has continued to grow with 20-inch and larger UXGA-resolution monitors having emerged as a solid segment of the overall LCD monitor market.  These larger displays, which are used in applications such as engineering workstations and by graphics designers, grew nearly 40 percent on a unit basis in 2003.

All indications are that LCD monitors will continue to grow rapidly in 2004 with recent industry estimates projecting growth of approximately 40 percent in 2004 to 75 million units.

Advanced Television – The Tsunami

We believe the biggest wave of all is the advanced television market and Pixelworks is beginning to be recognized as a leader in this advanced television segment.

We attribute our success in the emerging advanced TV business to several things:

First, market momentum is definitely moving in the right direction. The advanced TV category, comprised of LCD TVs, progressive scan CRT TVs, plasma displays, and digital rear projection TVs, is taking off, both for the industry and for us. According to industry analysts, roughly 15 million advanced TVs are expected to be sold this year. This is roughly double that of 2002.  Given 150 million TVs of all types are sold annually, advanced TVs will represent roughly 10 percent of all TVs sold this year, up from about 5 percent last year.

LCD televisions are expected to grow from approximately 4 million units this year to approximately 24 million units in 2006, a compound annual growth rate of more than 80 percent.

Second, advanced TVs are technically demanding products like projectors, and this plays to our strength developing and delivering system solutions. We believe this gives us an advantage compared to some of our competitors.

We are using our systems expertise to provide our customers with a time to market advantage by creating and delivering production reference designs that slash time to revenue by getting complex televisions to market in record time. The response to our ‘TV in a Box’ strategy has been outstanding.  To date, we have more than 100 TV design starts from the worlds top consumer electronics companies who are using our “TV in a Box” designs.

In summary, we are off to a great start in the advanced TV business and believe there is a bright future ahead of us.  Since founding the company in 1997 we have been trying to prove that the world is flat, and it appears that that is in fact becoming true.

Organized to Deliver

In addition to racking up impressive growth in revenue, profitability and unit shipments, we have organized the company to focus our resources to lead in the explosively growing market for advanced televisions.  We are focused on developing the right technology, designing the right products, delivering them to the right customers at the right time, and at the right price.  We are dedicated to not only delivering great products, but also to building a great company capable of responsibly managing expenses.  This focus on building a superior operating system will allow Pixelworks to deliver outstanding products and earnings.

We are rolling out the biggest new product introductions in the history of our company. Our new product platforms, code named Cheddar and Photopia, set new standards for integration, quality and cost effective performance and are the foundation of our customers’ new advanced television and projectors for 2004 and beyond.

Cheddar is the front-end co-processor we designed to work with all of our existing ImageProcessor ICs.  It is largely an analog part that includes a high-speed analog to digital converter, a DVI receiver and a multi-standard video decoder.  These chips use a patent pending approach to integration, which we believe will provide us with an architectural cost advantage.

Photopia cost effectively couples the best of Pixelworks image processing with features stemming from our Jolt technology initiative including network connectivity, Intelligent Windowing and a flexible user interface. Together Photopia and Cheddar embody Pixelworks DNX – Digital Natural Expression video processing technology which brings multiple Pixelworks video processing technologies together to control the entire video signal path for optimally tuned displays, delivering clear natural looking video images.

We are complementing these new chips with our third generation software platform we call Cobalt.  Cobalt embodies all of the lessons we have learned developing and bringing to market the broadest range of advanced display products, with the most demanding tier one customers, on critically tight schedules.

Cultivating Strategic Advantage

We are continuously cultivating our strategic advantage in China where more than 35 percent of the world’s televisions are built. We started by developing the sales and marketing of our products to Chinese television customers.  We then added systems engineering to support those customers, and moving forward, we expect to open an IC design center in Shanghai to stay close to leading Chinese consumer electronics customers.

In September, we closed on a $10 million equity investment in Semiconductor Manufacturing International Corporation of Shanghai China, China’s most advanced pure-play foundry.  SMIC joins Infineon, Toshiba , and TSMC as our semiconductor foundry partners.  Each of them brings unique strength to Pixelworks that we would not be able to develop on our own.  Our operational success is based on the outstanding support we have received from TSMC, Toshiba and Infineon.

We are also opening an IC design center in Shanghai to stay close to our Chinese consumer electronics customers.  Initially, the design center will focus on our panel products and timing controllers, and will also provide engineering services to support our foundry activities.

Riding the Waves

Pixelworks enters 2004 with a focused business model, products that play to our strengths in rapidly growing markets, great customers around the world and a global management and employee team that is excited about the present and even more excited about the future. We have identified the market waves.  We are putting the people, products and strategies in place to ride those waves.  We are very pleased that you have chosen us to be your partner for this incredible adventure.

Allen Alley

President, CEO and Chairman of the Board